SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant |X|

Filed by a party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-12

LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee paid previously with preliminary materials.

|_| Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

250 OAK RIDGE ROAD
OAK RIDGE, NEW JERSEY 07438
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 17, 2022

To our Shareholders:
You are invited to attend the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) to be held on Tuesday, May 17, 2022, at 8:00 a.m., and at any adjournments thereof. Please be advised that the Annual Meeting will be held exclusively as a virtual meeting. Shareholders who wish to attend the virtual meeting should register at https://register.proxypush.com/LBAI using the control number provided on your Notice of Internet Availability of Proxy Materials to receive the link to the virtual meeting website.
At the Annual Meeting, shareholders will act on the following matters:
1.    The election of four directors of the Company for the terms described in the proxy statement;
2.    Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;
3.    Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and
4.    The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.
The Notice of Internet Availability of Proxy Materials ("E-Proxy Notice"), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about April 7, 2022. This notice also contains instructions on how to request a paper copy of the proxy materials.
Only shareholders of record at the close of business on March 25, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone or mail as promptly as possible.
Sincerely,

Timothy J. Matteson
Executive Vice President,
Chief Administrative Officer,
General Counsel and Corporate Secretary
April 7, 2022

INTERNET AVAILABILITY OF PROXY MATERIALS
We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to shareholders over the Internet. As a result, beginning on or about April 7, 2022, we sent by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Shareholders, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of our Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
If you received your proxy materials via e-mail, the e-mail contains voting instructions, including a control number required to vote your shares, and links to the Proxy Statement and the Annual Report to Shareholders on the Internet. If you received your proxy materials by mail, the Notice of Annual Meeting, Proxy Statement, proxy card and Annual Report to Shareholders are enclosed.
If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 17, 2022
This Proxy Statement and our Annual Report on Form 10-K are available at
https://investorrelations.lakelandbank.com/documents

-i-

LAKELAND BANCORP, INC.
PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 17, 2022
This proxy statement is being furnished to shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 17, 2022 at 8:00 a.m. local time, and at any adjournments thereof. Please be advised that due to COVID-19, the Annual Meeting will be held exclusively as a virtual meeting. You are required to register for the virtual meeting by visiting https://register.proxypush.com/LBAI using the control number provided on your Notice and a link will be sent to you for the virtual meeting. A Notice of Internet Availability of Proxy Materials ("E-Proxy Notice") is first being sent to shareholders on or about April 7, 2022.

INTERNET AVAILABILITY OF PROXY MATERIALS
We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to shareholders over the Internet. As a result, beginning on or about April 7, 2022, we sent by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and annual report to shareholders, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by shareholders and lower the cost and environmental impact of the Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.
If you received your proxy materials via e-mail, the e-mail contains voting instructions, including a control number required to vote your shares, and links to the proxy statement and the annual report to shareholders on the Internet. If you received your proxy materials by mail, the Notice of Annual Meeting, proxy statement, proxy card and annual report to shareholders are enclosed.
If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 17, 2022
This Proxy Statement and our Annual Report on Form 10-K are available at
https://investorrelations.lakelandbank.com/documents

.

About the Annual Meeting
Q:    What matters will be voted on at the Annual Meeting?
A:     You will be asked to vote on the following proposals:
1.     The election of four directors of the Company for the terms described in the proxy statement;
2. Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;
3.    Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022; and
4.    The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.
Q:     How are Proxy Materials being delivered?
A:     The 2022 Notice of Annual Meeting of Shareholders, this Proxy Statement, the Company's 2021 Annual Report on Form 10-K and the Proxy Card or Voting Instruction Form are referred to as our "proxy materials." Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an "E-Proxy Notice"), which provides general information about the annual meeting; the matters to be voted on at the annual meeting; the website where our proxy statement and annual report are available for review, downloading and printing; and instructions on how to submit proxy votes.
To request paper copies of, or an email with links to the electronic versions of, the proxy materials for the Annual Meeting or future annual meetings, please contact us on or before May 5, 2022 to facilitate a timely delivery in one of the following manners:
1.    Internet - Go to www.investorelections.com/LBAI. Follow the instructions to log in and request paper or email copies.
2.    Telephone - Call our toll-free number, 1-866-870-3684, in the United States or Canada, using a touch-tone telephone. Follow the instructions to log in and request paper or email copies.
3.    Email - Send an email to paper@investorelections.com with "LBAI Materials Request" in the subject line. The email must include:
a.    The 11-digit control number located in the box in the upper right hand corner on the front of the E-Proxy Notice.
b.    Your preference to receive printed materials via mail or to receive an email with links to the electronic materials.
c.    If you choose email delivery, you must include an email address.
d.    If you would like this election to apply to the delivery of materials for all future meetings, write the word "Permanent" and include the last four digits of your social security number or tax ID number in the email.
Q:     Who is entitled to vote at the Annual Meeting?
A:     Holders of record of the Company’s common stock as of the close of business on March 25, 2022, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, a total of 64,779,608 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q:    How do I vote my shares?
A:    If you are a “record” shareholder of the Company’s common stock (that is, if you hold common stock in your own name as of March 25, 2022 on the Company’s stock records maintained by our transfer agent, Equiniti Trust Company), you may vote as described below:
1.    Internet - If you wish to vote using the Internet, you can access the webpage at https://www.proxypush.com/LBAI and follow the on-screen instructions or scan the QR code on your E-Proxy Notice with your smartphone. Please have your E-Proxy Notice or proxy card available when you access the webpage.
2.    Telephone - If you wish to vote by telephone, call the toll-free number, 1-866-883-3382 and follow the instructions. Please have your E-Proxy Notice or proxy card available when you call.
3.    Mail - The E-Proxy Notice provides instructions on how you can request a paper copy of the proxy materials. If you have received a paper proxy card and wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States. Please mail in time to be received by May 16, 2022.
4.    At the Virtual Meeting - You may attend the Annual Meeting virtually and once logged in, you will be able to vote online during the Annual Meeting. If you submit a proxy and then wish to change or vote at the virtual meeting, you will need to revoke the proxy that you have submitted, as described below.
Q:    How can I attend the Annual Meeting?
A:     You will be able to attend the Annual Meeting virtually after registering at https://register.proxypush.com/LBAI on your computer, tablet or smartphone. You will need the latest versions of Chrome, Safari, Internet Explorer, Edge or Firefox. As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner of the Notice. You will receive an email confirming your registration. Approximately one hour prior to the start of the virtual meeting, you will receive another email to the email address you provided during registration with a unique link to the virtual meeting.
Q:     How do I vote my shares and attend the Annual Meeting if my shares are registered in the name of my broker (or “street name")?
A:     If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” You should have received proxy materials and voting instructions from your broker, bank or other agent rather than directly from us. You should follow the instructions provided by that organization to ensure that your vote is counted.
If you wish to vote at the Annual Meeting, you will need to register for the meeting using the 16-digit control number provided by your broker, bank or other agent. You will receive a confirmation of your registration by email. Approximately one hour prior to the start of the virtual meeting, you will receive another email to the email address you provided during registration with a unique link to the virtual meeting and a link to the voting site.

Q:     Can I change my vote after I return my proxy card?
A:     Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:
1.    voting again by telephone or the Internet, or completing a new proxy card with a later date; your latest vote received in advance of the Annual Meeting will be counted; or
2.    filing with the Secretary of the Company written notice of such revocation sufficiently in advance of the Annual Meeting, by writing to
Timothy J. Matteson
Corporate Secretary
250 Oak Ridge Road
Oak Ridge, New Jersey 07438; or
3.    attending the virtual Annual Meeting and casting your vote in the manner set forth above.
If your shares are registered in street name, you should consult the voting instructions provided by your broker, banker or other nominee for information about changing your vote.
Q:     What is the deadline for voting by telephone or through the Internet?
A:     Shareholders of record will be able to vote by telephone or by Internet until the polls are closed at the Annual Meeting. If your shares are registered in street name, you should consult the voting instructions provided by your broker, banker or other nominee for information about the deadline for voting by telephone or through the Internet.
Q:     What constitutes a quorum for purposes of the Annual Meeting?
A:     The presence at the Annual Meeting by virtual attendance or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.
Q:     What vote is required to approve each proposal?
A:     The election of directors (Proposal 1) requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. There is no cumulative voting. Approval of Proposal 2 (approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement) and Proposal 3 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022) will require the affirmative vote of a majority of the votes cast with respect to each such proposal.
Q:     How does the Board recommend that I vote my shares?
A:     The Board recommends that you vote FOR each of the Board’s nominees for director and FOR proposals 2 and 3.
With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. As of the date of this proxy statement, the Board of Directors had no knowledge of any business other than the proposals described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:     What if I return my signed proxy card but do not provide instructions on how to vote?
A:     Unless you give other instructions on your signed proxy card, the persons named as proxies on a properly executed proxy card will vote in accordance with the recommendations of the Board of Directors.
Q:     Who will bear the costs of soliciting proxies?
A:     The Company will bear the entire cost of this solicitation. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.
PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Board of Directors currently consists of twelve members. The Board is divided into three equal classes, as nearly equal in number as possible. Each year one class of directors is elected to serve for a three-year term and until their respective successors have been elected and qualified.
The Board of Directors has nominated Lawrence R. Inserra, Jr., Robert E. McCracken and Thomas J. Shara for election as directors at the Annual Meeting, each for a term of office expiring in 2025 and Robert F. Mangano for election as director for a term of office expiring in 2023.
The Board of Directors recommends a vote “FOR” each of the nominees for director.
Board Composition and Qualifications
The Board’s Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing it as appropriate. The Board believes that the Company benefits by fostering a mix of experienced directors with a deep understanding of the banking industry and the communities served by Lakeland Bank.
Board Diversity
At the direction of and in coordination with the Board of Directors, the Company has made, and continues to make, significant progress expanding the diversity of its workforce, vendors and suppliers to align more closely with the communities that we serve, as well as establishing diversity goals among our management and associates.
The Board believes that the best decisions are reached after consideration and input is provided from members having a broad array of backgrounds, perspectives, talent and experiences. The Board further believes that its membership should reflect the communities, businesses and consumers served by Lakeland.
While our Board’s commitment to diversity has been demonstrated through these actions, the Board recognized the need to formalize its approach for Board diversity. Last year, the Board directed its Nominating and Corporate Governance Committee to establish a diversity definition, goals and timeframe for increased Board member diversity, which would be informed by and aligned with an updated skills assessment, as well as the practices of peers, the rules being promulgated by the stock exchanges, as well as evolving guidance and stakeholder expectations on Environmental, Social and Governance (“ESG”) practices. To comprehensively assess and address actual or perceived ESG disclosure gaps and ESG expectations of all of its stakeholders, Lakeland engaged Nasdaq's ESG consulting team. As part of this process, Lakeland has adopted the diversity definition within Nasdaq Listing Rule 5605(f) which, in relevant part, defines diverse board members as individuals who self-identify either as female or as either an underrepresented minority or LGBTQ+. An underrepresented minority is further defined as an individual who self-identifies in one or more of the following groups: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander or two or more races of ethnicities.
As Lakeland already has had a gender diverse Board for over two decades, Lakeland anticipates achieving its remaining diversity goals in 2023, well in advance of the Nasdaq Listing Rule 5605(f)'s August 2025 compliance date. See “Nominating and Corporate Governance Committee Matters - Qualifications.”
Compliance with Regulatory Requirements
The Nominating and Corporate Governance Committee considers regulatory requirements affecting directors, including potential competitive restrictions, as well as the other positions the director has held, including other board memberships. No member of the Company’s Board may serve on the board of another financial institution, bank or savings and loan holding company in the Company’s market area.
Shareholder Candidates
The charter of the Nominating and Corporate Governance Committee provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or by management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.
Age Limits
The Company maintains a mandatory retirement age for its directors, which requires that any director who turns 72 during their term must retire at the next Annual Meeting of Shareholders. To provide for continuity with shareholders, customers and associates and, in order to further ensure the success with respect to all aspects of the January 6, 2022, 1st Constitution merger and integration, the Board approved a specific exception to its mandatory retirement age policy so as to allow Mr. Mangano, who is 76, to join the Boards of Lakeland and Lakeland Bank at legal close and to continue thereafter for an additional one-year term from the 2022 Annual Meeting of Shareholders, subject to shareholder approval.
Stock Ownership Guidelines for Directors; Anti-Pledging Policy; Anti-Hedging Policy
Although the Company’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, the Board has adopted Corporate Guidelines that establish a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland common stock equal to approximately five times (5x) the directors’ annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal and has determined that all directors have attained the prescribed goal.
In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland common stock by Lakeland’s executive officers and directors. The policy does not require existing pledges to be unwound. Hedging transactions involving the Company's securities by directors, officers and employees are also prohibited.
Code of Ethics
The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, a copy of which is posted on our website, https://investorrelations.lakelandbank.com/corporate-governance.

Shareholder Communication with the Board
The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Board Chair and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Board Chair’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.
Ordinarily, Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s Annual Meeting of Shareholders. All of the Board members attended the Company’s 2021 Annual Meeting of Shareholders, except Mr. Mangano, who was not a director at the time of the meeting.
Nominating and Corporate Governance Committee Matters
Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter, a copy of which is available on our website, https://investorrelations.lakelandbank.com/corporate-governance.
Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules.
Procedures for Considering Nominations Made by Shareholders. The Company's bylaws and the Nominating and Corporate Governance Committee’s charter describe the procedures for nominations to be submitted by shareholders and other third parties for consideration at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For the annual meeting of shareholders to be held in 2023, nominations must be submitted no earlier than January 17, 2023 and no later than February 16, 2023.
The public announcement of an adjournment or postponement of an Annual Meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:
•must satisfy any legal requirements applicable to members of the Board;
•must not serve on the board of any other financial institution, bank or savings and loan company in the Company’s market area;
•must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;
•must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;
•must have a desire to ensure that the Company’s operations and financial reporting are affected in a transparent manner and in compliance with applicable laws, rules and regulations;
•must have a dedication to the representation of the best interests of the Company and all of its shareholders;
•must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;
•must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company; and
•must have experience, either as a member of the board of directors of another public or private corporation or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.
A person is not qualified to serve as a director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (3) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have (a) breached a fiduciary duty involving personal profit or (b) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or (4) has been nominated by a person who would be disqualified from serving as a director of this Corporation under this section.
Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. As indicated above, the Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individual who has previously served on the Board. The evaluation process for individuals other than existing Board members includes:
•a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;
•a review of references from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and
•a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.
Shareholder Recommendations. In connection with the 2022 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s common stock for at least one year.
Our Nominees and Continuing Directors
Unless a shareholder either indicates “withhold authority” on their proxy or indicates on their proxy that their shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the four persons named in Board Nominees table below to serve for the terms specified in the Board Nominees table and thereafter until their successors shall have been duly elected and shall have qualified. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.
The Board Nominees table sets forth the names and ages of the nominees for election to the Board of Directors, the year each such person began serving as a director of the Company, the expiration of their respective terms if elected, and the principal committees on which he or she serves. The Continuing Directors table sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Additional information about the nominees and continuing directors is set forth under “Qualifications of our Board Members and Nominees” below.

Board Nominees				Committee Memberships
Name	Age	Director Since	Expiration of Term if Elected	A	C	G	L	P	R

Lawrence R. Inserra, Jr.	64	2016	2025		C		L	P *
Robert F. Mangano	76	2022	2023				L		R
Robert E. McCracken	64	2004	2025		C *	G
Thomas J. Shara	64	2008	2025

Continuing Directors				Committee Memberships
Name	Age	Director Since	Expiration of Term	A	C	G	L	P	R

Bruce D. Bohuny	53	2007	2024	A	C		L *
Mary Ann Deacon	70	1995	2024
Brian Flynn	62	2010	2024	A # *					R
Mark J. Fredericks	61	1994	2023	A			L	P
Brian A. Gragnolati	64	2020	2024	A #		G		P
James E. Hanson II	63	2018	2023			G			R
Janeth C. Hendershot	67	2004	2023				L		R *
Robert B. Nicholson, III	57	2003	2023		C	G *		P

INDEPENDENCE	ATTENDANCE	A	Audit Committee
All directors, other than Mr. Shara, are independent pursuant to SEC and NASDAQ rules.	Excluding Mr. Mangano, who joined the Board in January 2022, all directors attended at least 75% of the meetings of the Board and Committees on which they served in 2021.	C	Compensation Committee
		G	Nominating and Corporate Governance Committee
		L	Loan Review Committee
		P	Policy Committee
		R	Risk Committee
		*	Committee Chair
		#	Financial Expert
Qualifications of our Board Members and Nominees
The Board considered the following attributes of its nominees and continuing directors in determining that each is qualified to serve as a director of the Company:
With respect to our nominees:
Lawrence R. Inserra, Jr. joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Pascack Bancorp, Inc. and Pascack Community Bank in 2016. He previously had served as a director of Pascack Bancorp, Inc. and Pascack Community Bank. Mr. Inserra is Chairman of the Board and CEO of Inserra Supermarkets, Inc., a family-owned business founded in 1954 and one of the largest supermarket chains in the metropolitan area, which owns and operates numerous ShopRite stores throughout New Jersey and New York. Mr. Inserra also holds a number of leadership positions, both professionally and philanthropically, including board member and treasurer of Wakefern Food Corporation. In 2013, he was named Chairman of the Board of Governors at Hackensack University Medical Center (HUMC) after serving as First Vice Chairman and Chairman of the Human Resources Committee at HUMC. Mr. Inserra received a Bachelor of Science in business and economics from Lehigh University. Mr. Inserra’s business experience, philanthropic endeavors and knowledge of Lakeland’s markets led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.
Robert F. Mangano joined the Lakeland and Lakeland Bank Boards of Directors on January 6, 2022 upon the closing of the mergers with 1st Constitution Bancorp and 1st Constitution Bank at which he had served as a director, President and Chief Executive Officer. Mr. Mangano serves on the Board of Trustees of Englewood Hospital Medical Center and its parent board and is Chairman of its Audit Committee. Mr. Mangano's business skills and experience, his extensive knowledge of financial and operational matters acquired during his career working for several banks in increasingly senior roles and leadership positions and his thorough understanding of 1st Constitution Bank's markets led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.
Robert E. McCracken is the sole managing member and owner of REM, GC LLC, the manager of Wood Funeral Home and Smith-McCracken Funeral Home. Mr. McCracken’s knowledge of the banking industry, his over 15 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities, including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and presently as Chairman of the Atlantic Health System Board, as well as on the boards of other local organizations, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Thomas J. Shara’s over 30 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves as a member of the New Jersey Bankers Association Board of Directors, on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration and a Bachelor of Science Degree from Fairleigh Dickinson University. Mr. Shara is the Immediate Past Chairman of New Jersey Bankers Association.
With respect to our continuing directors:
Mr. Bohuny currently is President at Brooks Builders. Mr. Bohuny’s over 20 years of experience in the residential and commercial construction and real estate development fields, and his prior work experience in the equity and fixed income markets and service on various educational and philanthropic boards including the StonyBrook School, Eastern Christian School, Christian Healthcare Center, New Canaan Society and NextGen Board Leaders Advisory Council, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.
Ms. Deacon is the current Board Chair of Lakeland Bancorp, Inc. and Lakeland Bank, as well as Secretary/Treasurer of Deacon Homes, Inc. Ms. Deacon’s over 40 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies and four condominium associations. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 27-year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chair of the Board of Lakeland and Lakeland Bank and, in May 2011, she was elected Board Chair of Lakeland and Lakeland Bank.
Mr. Flynn is a Partner at PKF O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in-depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparing financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland and Lakeland Bank.
    Mr. Fredericks’ experience in business, banking and real estate, as well as his extensive knowledge of the communities in which Lakeland operates, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. Mr. Fredericks’ knowledge of banking comes from his 28-year tenure as a director of Lakeland, during which he has served on several committees. Mr. Fredericks owns and operates three businesses in Lakeland’s markets: he is the president and CEO of Fredericks Fuel and Heating Services, as well as president of Keil Oil Inc. and F&B Trucking Inc. He also is the managing partner of several real estate partnerships in the area. Mr. Fredericks is a lifetime resident and active participant in the communities served by Lakeland, and has been a member of numerous charitable, civic and business organizations over the years. These include his prior service as Trustee of Chilton Memorial Hospital; member and past president of the West Milford Education Foundation and member and past president of the West Milford Rotary Club.
Mr. Gragnolati has served as the President and CEO of Atlantic Health System since 2015. Atlantic Health System is a not-for-profit private healthcare company that operates hospitals and health care facilities throughout New Jersey. He also serves as a Past Chairman of the Board of the American Hospital Association, a nationwide organization that represents and advocates on behalf of hospitals, health care systems, networks, other providers of care and individual members. He also previously served on the board of Paper Mill Playhouse and is a proponent of their work in arts accessibility, which makes theater available to audience members with cognitive and developmental disabilities. Prior to joining Atlantic Health System, Mr. Gragnolati served as Senior Vice President, Community Division of Johns Hopkins Medicine, and President and CEO of Suburban Hospital and, before that, held executive positions at WellSpan Health, the Medical Center Hospital of Vermont, and Baystate Medical Center in Springfield, Massachusetts. Mr. Gragnolati holds a bachelor’s degree in Health Systems Analysis from the University of Connecticut, an MBA from Western New England College, and an Executive Leadership Certificate from the JFK School at Harvard University. Mr. Gragnolati’s experience in business, executive management and finance, as well as his familiarity with and leadership of not-for-profit organizations, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.
Mr. Hanson has served as President and CEO of The Hampshire Companies, a full service, private real estate investment firm with assets valued at more than $2.3 billion, based in Morristown, New Jersey, since 2005. Mr. Hanson also serves as a non-executive director of United-Hampshire US REIT Management PTE LTD., a Singapore company REIT Manager (50% of which is owned by The Hampshire Companies) that operates as a real estate investment trust that owns and operates U.S.-based shopping, storage, grocery and necessity-based retail properties and which is listed on the Singapore Exchange. He holds a number of leadership positions, both professionally and philanthropically. He presently serves as Co-Chairman of the Board of Advisors and Executive-in-Residence at Rutgers University School of Business, Center for Real Estate Studies. Mr. Hanson also serves as a Member of the New Jersey State Investment Council since 2010. Mr. Hanson has served as a Commissioner of the Palisades Interstate Park Commission since 1995. Mr. Hanson presently serves as President of the Commission, a position that he previously held between 2000 and 2005 and to which he was re-appointed in September 2021. Mr. Hanson holds a law degree from Vermont Law School, graduating Magna Cum Laude, and a Bachelor of Arts from Hope College, and subsequently served in a variety of leadership roles at each institution, including as Trustee. Mr. Hanson’s extensive knowledge of the commercial real estate markets, his proven business experience and philanthropic leadership led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.
Ms. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background including a degree in economics from Cornell University, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.
Mr. Nicholson’s business experience with Eastern Propane Corporation, including having served as president and CEO of that entity for 28 years, his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. In 2009, Mr. Nicholson was honored with the Outstanding Citizen of the Year award from Sparta Township and as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council. In March 2010, Mr. Nicholson received the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson is the Past Chairman of the board of trustees for the Sussex County New Jersey Chamber of Commerce.

Qualifications of our Executive Officers
In addition to Mr. Shara, whose qualifications are listed above, the Company's Executive Officers are:
Thomas F. Splaine, 56, a Certified Public Accountant, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since March 2017. He joined Lakeland in 2016 as First Senior Vice President and Chief Accounting Officer of the Company and the Bank. Prior to joining Lakeland, Mr. Splaine was employed at Investors Bancorp, Inc. since 2004 and served in roles as Senior Vice President - Chief Financial Officer, Financial Planning and Analysis and Investor Relations of Investors Bancorp, Inc.
Ronald E. Schwarz, 67, has served as Senior Executive Vice President and Chief Operating Officer of the Company and the Bank since 2017. Since joining the Company in 2009, Mr. Schwarz has served as Senior Executive Vice President and Chief Revenue Officer of the Company and the Bank and Executive Vice President and Chief Retail Officer of the Company and the Bank.
Timothy J. Matteson, Esq., 52, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since 2017. In 2012, Mr. Matteson was named Executive Vice President, General Counsel and Corporate Secretary of the Company. He joined the Company in 2008 as Senior Vice President and General Counsel.
James M. Nigro, 54, joined Lakeland in 2016 and serves as Executive Vice President, Chief Risk Officer of the Company. Previously, Mr. Nigro was Senior Vice President and Credit Risk Manager of The Provident Bank from 2013 to 2016.
Paul Ho Sing Loy, 61, is Executive Vice President and Chief Information Officer of the Company since 2019 and, of the Bank, since 2017. Previously Mr. Ho Sing Loy served as Senior Vice President and Director of Business Solutions of Associated Bank since 2012.
Ellen Lalwani, 58, has served as Executive Vice President and Chief Banking Officer of the Company and the Bank in 2020. Employed by the Bank since 2008, Ms. Lalwani has served as Executive Vice President and Chief Retail Officer of the Company and the Bank and Senior Vice President and Director of Retail Sales of the Bank.
John F. Rath, III, 63, has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2018. Mr. Rath has been with the Bank since 2015, having served as First Senior Vice President, Commercial and Industrial Lending Group Manager and Senior Vice President, Commercial and Industrial Lending, Hudson Valley, New York.
Board Meetings - Independence
Chair:        Mary Ann Deacon
Meetings:     10 meetings held in 2021
The full Board holds 10 regular meetings each year, supplemented by calls and special meetings as needed. The Board also holds an annual strategy session and conducts annual self-evaluations.
Independence: The Board has determined that the following current members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Mary Ann Deacon, Brian Flynn, Mark J. Fredericks, Brian A. Gragnolati, James E. Hanson II, Janeth C. Hendershot, Lawrence R. Inserra, Jr., Robert F. Mangano, Robert E. McCracken and Robert B. Nicholson, III. The Board has determined that Thomas J. Shara, as an executive and employee of the Company, is not independent.
In addition, the Board has determined that all of the members of the Audit Committee named below meet the definition of independence imposed by the Nasdaq Marketplace Rules and SEC Rule 10A-3 with respect to members of the Audit Committee.

Board Leadership Structure and Role in Risk Oversight
The Company currently has, and historically has had, a Board Chair separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times. The Board Chair provides leadership for the Board. Having an independent Board Chair enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Board Chair also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, an independent Board Chair, separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that, at all times, there will be an independent director in a Board leadership position.
The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management and other officers of the Company. In June 2018, the Board established a separate standing Risk Committee to assist and facilitate its risk oversight responsibilities, including overseeing the Company’s enterprise-wide risk management framework and monitoring certain risk management activities designed to ensure the Company operates within risk parameters established by the Board.
Environmental, Social and Governance (ESG) Matters and Board Oversight
Summary
With deep roots in our communities, Lakeland Bank has shared and advanced the societal goals and aspirations of our customers, shareholders and associates for over half a century. We are proud to have formalized our Environmental, Social and Governance (ESG) strategy in 2022 on our continuing journey to serve and support our communities and stakeholders.
Our commitment to advancing these ESG principles is not new. What is new is our commitment to enhanced disclosure in a wide range of areas, such as business ethics; diversity, equity and inclusion; employee well-being; climate change; access to financial services; data protection and cyber security; among many others. We understand that ESG related policies and actions not only affect the well-being of people, communities and society, but also have implications for risk mitigation and long-term financial performance and value. Some of these initiatives can be viewed under the "Corporate Social Responsibility" section of our website, which we plan to update and share our progress on these topics.
In early 2021, recognizing the growing ESG disclosure expectations, our senior management team, with the support of our Board of Directors and assisted by Nasdaq’s ESG consultancy group, began a year long process to optimize our ESG disclosures to meet stakeholders’ expectations.
As part of this process, we reviewed the principles and disclosures of the Sustainability Accounting Standards Board (SASB), the recommendations and supporting disclosures of other leading ESG frameworks, and examined how we could adopt strategies to expand our disclosures and metrics to follow these frameworks. We next benchmarked Lakeland to our current and aspirational ESG peers to better understand stakeholder expectations within our competitive markets, while mining investor insights on their strategic priorities. Having compiled this information, we developed our short, medium and long term ESG disclosure plan to increase transparency around our efforts, which we plan to update and release on an annual basis.
The Board of Directors has delegated oversight of our ESG program and strategy to the Nominating and Corporate Governance Committee. Execution of our ESG plan will be overseen and coordinated through our recently established ESG Committee, a management committee with interdisciplinary representation advised by members of Nasdaq’s ESG consultancy group.

Human Capital Management
The success of our business is highly dependent on our associates, who are dedicated to our mission to inspire and enable the communities we serve to achieve financial stability and success. We seek to hire well-qualified associates to sustain and build on our culture of service and performance. Our selection and promotion processes are without bias and include the active recruitment of minorities and women. None of our associates are covered by a collective bargaining agreement.
We encourage the growth and development of our associates and, whenever possible, seek to fill positions by promotion and transfer from within the Company. Continual learning and career development are advanced through annual performance and development conversations between associates and their managers, internally developed training programs, customized corporate training engagements and educational reimbursement programs. Our Leader Engagement and Development (LEAD) Program was launched in 2018 to foster leadership abilities and cultivate effective management approaches. To date, 51 associates have completed the program. Reimbursement is available to associates enrolled in pre-approved degree or certification programs at accredited institutions that teach skills or knowledge relevant to our business, and for seminars, conferences and other training events associates attend in connection with their job duties or professional certification requirements.
The safety, health and wellness of our associates is a top priority. As with many organizations, the COVID-19 pandemic presented unique challenges with regard to maintaining associate safety while continuing successful operations. We instituted remote working plans at the start of the pandemic and were able to transition, over a short period of time, many of our eligible associates to effectively working from remote locations. We ensured a safely-distanced working environment for associates performing customer-facing activities at branches and operations centers, closing branch lobbies as necessary. On an ongoing basis, we further promote the health and wellness of our associates by strongly encouraging work-life balance, offering flexible work schedules, keeping the associate portion of health care premiums to a minimum and sponsoring various wellness programs, through which associates are encouraged to incorporate healthy habits into their daily routines.
Associate retention helps us operate efficiently and achieve our business objectives. We provide competitive wages, annual bonuses, stock awards, a 401(k) Plan with an employer matching contribution, healthcare and insurance benefits, health savings, flexible spending accounts, paid time off, family leave and an employee assistance program. At December 31, 2021, approximately 29% of our team had been with us for 10 years or more.
Diversity, Equity and Inclusion
We know that Lakeland’s continued success is dependent on having a workforce that reflects and represents our communities’ diverse backgrounds, experiences and perspectives.
In 2020, we appointed our first Chief Diversity Officer, with a mandate to focus on and expand workforce, vendor/supplier and leadership diversity, among other vital issues. We sponsor Share Your Voice “listening” roundtables for associates, with the assistance of outside experts, and launched a Cultural Connections newsletter. A Diversity Task Force was created to provide associates further opportunities for input into relevant issues, access to information and assistance on topics ranging from diversity to wellness, parenting and other personal issues and concerns.
To further expand diversity in our workforce, we partnered on recruitment efforts with organizations such as the African American, Hispanic and New Jersey LGBT chambers of commerce, which have led to an increase in hiring diverse talent. The third class of our LEAD Program graduated in 2021; the program continues to be an important tool for fostering the leadership abilities and management potential of diverse members of our team.
A survey of Lakeland associates in 2021 found that 94% believe we are committed to diversity and 90% agree we are making progress with our initiatives. We are encouraged by these findings and committed to moving our efforts forward.

A leader in gender diversity, Lakeland’s Board of Directors has had female representation for over two decades and female Board leadership, through our current Board Chair, Mary Ann Deacon, for over a decade. At December 31, 2021, the Company employed 717 associates, including 36 part-time associates, of which approximately 68% are women.
Lakeland’s Board of Directors believes that the best decisions are reached after consideration and input is provided from members having a broad array of backgrounds, perspectives, talent and experience. With this guidance, Lakeland’s Board directed its Nominating and Corporate Governance Committee to establish a diversity definition, goals and timeframe for increased Board member diversity, which would be informed by and aligned with an updated skills assessment, and stakeholder expectations. Having now adopted the diversity definition within Nasdaq Listing Rule 5605(f), Lakeland’s Board anticipates achieving its next diversity goal in 2023, well in advance of the Rule’s August 2025 compliance date.
Community Reinvestment Act Rating
Lakeland is extremely proud of our “Outstanding” Community Reinvestment Act rating received from the Federal Deposit Insurance Corporation ("FDIC") in October 2020, a rating that we have maintained since 2005.
The Community Reinvestment Act is intended to encourage depository institutions to help meet the credit needs of the communities in which they operate, including low- and moderate-income neighborhoods, consistent with safe and sound banking operations. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments and services to communities, along with associate community involvement. This rating is considered when regulators review institutions’ applications for deposit facilities and mergers and acquisitions.
Community Engagement
A key element of our mission is to encourage the stability and success of our communities. In 2021 – as the strains of COVID-19 were felt across our society – Lakeland supported organizations that provide healthcare, economic assistance, education and other vital resources. Some of our more significant community-oriented efforts included contributions for inner-city pediatric dentistry services; support for a community college technical training program; and our annual Scholarship Golf Outing, which aids local students who are pursuing higher education. In addition, through the efforts of our Healthcare Banking team, Lakeland provided millions of dollars in credit, as well as other financial services, to enable the work of assisted living and memory care facilities, ambulatory surgical centers, medical practices, behavioral health and substance abuse centers, and other healthcare providers across our market area.
Further information related to Lakeland’s support of its communities through volunteerism and philanthropic activities can be found on the "Corporate Social Responsibility" section of our website.
Data Privacy and Cyber Security
Maintaining the security, availability and integrity of our customers' private information is of paramount importance to our entire Lakeland team. We have integrated corporate policies and operating procedures that govern how we collect, use, retain and protect private and personal data of our customers and other stakeholders; manage and monitor third-party risk; and ensure operational continuity and recovery through resiliency planning and testing.
With oversight from our Board, directly and through its Risk Committee chaired by an independent director, Lakeland’s cybersecurity program utilizes multiple levels of preventive and detective tools, rigorous systems testing, vulnerability and software patch management, and a dedicated information security team led by our Chief Information Security Officer, who reports to our Chief Risk Officer.

Activities within our information security program include engaging third parties to conduct internal and external system penetration testing and internal security risk assessments; updating our incident response program to ensure a coordinated response by internal and external team members to mitigate the impact of, and recover from, any cyber-attacks, including communications to internal and external customers and other stakeholders; mandatory annual training in information security for our associates; and periodically conducting exercises to raise data security awareness.
Related Party Transactions
Lakeland Bank has made, and expects to make in the future, loans to directors, officers, principal shareholders and their associates in the ordinary course of business. All loans to such persons were made, and will be made, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or Lakeland Bank.
Policies and Procedures Concerning Related Party Transactions
The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand. The procedures provide that:
•related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;
•any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;
•either the Chair or Vice Chair of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and
•related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.
In general, the Audit Committee reviews related party transactions on a quarterly basis.
Board Committees
Audit
Chair:             Brian Flynn (audit committee financial expert as defined in SEC rules)
Other Members:     Bruce D. Bohuny
Mark J. Fredericks
            Brian A. Gragnolati (audit committee financial expert as defined in SEC rules)
Primary responsibilities: Reviewing the reports submitted by the Company’s independent registered public accounting firm and internal auditor and reporting to the Board on significant audit and accounting principles, policies and practices related to the Company.
The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.
Meetings:    5 meetings held in 2021

Compensation
Chair:             Robert E. McCracken
Other Members:     Bruce D. Bohuny
            Lawrence R. Inserra, Jr.
            Robert B. Nicholson, III
Primary responsibilities: Making recommendations to the Board concerning compensation for the Company’s executive officers and directors; administering the Company’s equity incentive plans; and oversight of all incentive plans.
Meetings:    4 meetings held in 2021
Nominating and Corporate Governance
Chair:             Robert B. Nicholson, III
Other Members:     Brian A. Gragnolati
            James E. Hanson II
            Robert E. McCracken
Primary responsibilities: Interviewing potential candidates for election to the Board and nominating individuals each year for election to the Board; providing oversight of the Company's ESG programs and related disclosures; and developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics.
Meetings:    5 meetings held in 2021
Loan Review Committee
Chair:             Bruce D. Bohuny
Other Members:    Mark J. Fredericks
            Janeth C. Hendershot
            Lawrence R. Inserra
Robert F. Mangano (added on January 6, 2022)
Primary responsibilities: Ensuring that the Company's credit process and loan portfolio composition are consistent with and conform to the Company's lending philosophy, policies and risk appetite.
Meetings:    3 meetings held in 2021
Policy Committee
Chair:             Lawrence R. Inserra
Other Members:     Mark J. Fredericks
            Brian A. Gragnolati
Robert B. Nicholson, III
Primary responsibilities: Ensuring that the Company's oversight and approval of its policies are administered in a safe and sound manner and in accordance with legal and regulatory requirements.
Meetings:    4 meetings held in 2021

Risk Committee
Chair:             Janeth C. Hendershot
Other Members:     Brian Flynn
            James E. Hanson, II
Robert F. Mangano (added on January 6, 2022)
Primary responsibilities: Assisting the Board in fulfilling its oversight responsibilities with respect to the Company's management of significant risks affecting its business.
Meetings:    4 meetings held in 2021
    In addition to the foregoing, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met 5 times in 2021.
Board and Committee Self Assessments
The Board and each of the Committees undertake an annual self-assessment process. Each director is asked to complete a Board self-assessment questionnaire as well as a separate self-assessment questionnaire for each of the Committees on which he or she serves. The questionnaires solicit information on effectiveness and compliance with the relevant Committee charter, identifying specific issues and their relative priorities and enhancing written and oral communication. The results of the assessments are discussed by the Board and various Committee members in order to enhance the effectiveness of the Board and Committees and the resulting contributions made by each director.

Audit Committee Matters
Audit Committee Charter. The Audit Committee performed its duties during 2021 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on the Company’s website, https://investorrelations.lakelandbank.com/corporate-governance.
Independence of Audit Committee Members. Lakeland’s common stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules and under the SEC’s Rule 10A-3.
Audit Committee Report. In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2021, the Audit Committee:
1.     reviewed and discussed the audited financial statements with Lakeland’s management;
2.    discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301;
3.    received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Lakeland; and
4.    based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the 2021 Annual Report on Form 10-K for filing with the SEC.
By:     The Audit Committee of the Board of Directors:
    Brian Flynn, Chair
    Bruce D. Bohuny
Mark J. Fredericks
    Brian A. Gragnolati
Audit Fees and Related Matters
In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.
The following table sets forth a summary of the fees billed or expected to be billed to the Company by KPMG for professional services rendered for the years ended December 31, 2021 and December 31, 2020.

	Fees for
Fee Category	2021	2020

Audit Fees	$780,000	$773,000
Audit-Related Fees	275,000	35,000
Tax Fees	131,420	101,000
All Other Fees	—	—

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2021 and December 31, 2020 and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2021 and 2020.
Audit-Related Fees. Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph. Audit-related fees for 2021 includes work done in conjunction with Lakeland's subdebt offering.
Tax Fees. Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.
All Other Fees. All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs.
Other Matters. The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2021 and December 31, 2020 is compatible with maintaining the independence of the Company’s principal independent accountants.
The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to the Company. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants and management may also present additional services for pre-approval.
Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.
Relationship with Independent Accountants
KPMG, which became the independent accountants of the Company beginning with the financial statements for the year ended December 31, 2013, has been engaged as the Company’s independent accountants for 2022. See Proposal 3. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

Compensation Committee Matters
Charter. Our Board of Directors has defined the duties of its Compensation Committee in a charter, a copy which is available on our website, https://investorrelations.lakelandbank.com/corporate-governance.
Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer (CEO) and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and CEO) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO; Chief Operating Officer (COO); Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial or operational information. The Compensation Committee also has the authority to hire compensation consultants and other professionals to assist it in carrying out its duties.
Consultants. During our fiscal year ended December 31, 2021, the Compensation Committee retained the services of Aon Human Capital Solutions (formerly known as McLagan), a division of Aon PLC ("Aon"), to provide independent executive compensation advice and market compensation information. See "Executive Compensation - Compensation Discussion and Analysis" for a description of the services provided by Aon during 2021.
Compensation Committee Interlocks. No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.
Directors’ Compensation
During 2021, each non-employee director received: (i) a $40,000 per annum retainer, payable in quarterly increments of $10,000 each; (ii) $3,000 per Board meeting attended; (iii) $20,000 in restricted stock granted at the beginning of the year with a vesting period of one year, except Mrs. Deacon who received $40,000 in restricted stock (having opted to receive $20,000 of the $100,000 Chair stipend in the form of restricted stock, rather than receiving the full amount in cash); and (iv) a $2,500 annual fee for the chairs of the Directors' Loan Review Committee, Policy Committee and Risk Committee, a $5,000 annual fee for the chair of the Nominating and Corporate Governance Committee and a $7,500 annual fee for the chair of the Audit Committee and the Compensation Committee. No fees were paid to non-chair Board committee members for committee service.
Additionally, the Board liaisons to the Executive Loan Committee, a management committee, each received $2,500 annual stipends for such service.
Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education.
The Boards of Directors of Lakeland Bank and the Company held combined meetings in 2021 and no additional fees were paid for attending the Lakeland Bank Board meetings.

The following table sets forth certain information regarding the compensation we paid to each non-employee director of the Company during 2021. See the “Summary Compensation Table” for information regarding Mr. Shara. Mr. Mangano joined the Board on January 6, 2022, and did not receive any fees in 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Bruce D. Bohuny	75,500	20,000	3,915	772	100,187
Mary Ann Deacon	153,000	40,000	6,845	1,545	201,390
Brian Flynn	80,500	20,000	—	6,502	107,002
Mark J. Fredericks	73,000	20,000	5,160	772	98,932
Brian A. Gragnolati	73,000	20,000	—	772	93,772
James E. Hanson II	78,000	20,000	—	772	98,772
Janeth C. Hendershot	75,500	20,000	6,117	772	102,389
Lawrence R. Inserra, Jr.	75,500	20,000	—	772	96,272
Robert F. Mangano	—	—	—	—	—
Robert E. McCracken	80,500	20,000	5,987	772	107,259
Robert B. Nicholson, III	78,000	20,000	4,795	772	103,567
(1)    The aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)    The aggregate change in the present value of each director’s accumulated benefit in our Directors’ Deferred Compensation Plan from the measurement date used for preparing our 2020 year-end financial statements to the measurement date used for preparing our 2021 year-end financial statements. The Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participated in 2021. There were no above-market earnings on such deferred compensation in 2021.
(3)    Cash dividends paid on restricted stock for each director.
At December 31, 2021, each of the non-employee directors in the table above held the following aggregate number of restricted stock awards:

Name	Stock Awards*
Bruce D. Bohuny	1,457
Mary Ann Deacon	2,915
Brian Flynn	1,457
Mark J. Fredericks	1,457
Brian A. Gragnolati	1,457
James E. Hanson II	1,457
Janeth C. Hendershot	1,457
Lawrence R. Inserra, Jr.	1,457
Robert F. Mangano	—
Robert E. McCracken	1,457
Robert B. Nicholson, III	1,457
*     The shares of restricted stock in the table above vested in full on January 20, 2022.

The Board of Directors maintains the Directors’ Deferred Compensation Plan, for eligible directors who became members of the Board on or before December 31, 2008. The plan provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.
Stock Ownership of Directors, Management and Principal Shareholders
Directors and Executive Officers. The following table shows the beneficial ownership of the Company’s common stock at March 10, 2022 by (i) each of the Company’s directors and nominees, (ii) each of the Company’s Named Executive Officers and (iii) the Company’s current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Bruce D. Bohuny (3)	62,128	0.10%
Mary Ann Deacon (4)	425,300	0.66%
Brian Flynn (5)	44,545	0.07%
Mark J. Fredericks (6)	333,951	0.52%
Brian A. Gragnolati (7)	22,177	0.03%
James E. Hanson II (8)	90,682	0.14%
Janeth C. Hendershot (9)	307,378	0.47%
Lawrence R. Inserra, Jr. (10)	73,503	0.11%
Robert F. Mangano (11)	766,923	1.18%
Robert E. McCracken (12)	143,018	0.22%
Robert B. Nicholson, III (13)	189,049	0.29%
Thomas J. Shara (14)	382,369	0.59%
Named Executive Officers (see above for Mr. Shara)
Thomas F. Splaine, Jr. (15)	28,830	0.04%
Ronald E. Schwarz (16)	71,566	0.11%
Timothy J. Matteson (17)	40,419	0.06%
James M. Nigro (18)	32,713	0.05%
All directors and current executive officers as a group (19 persons) (19)	3,056,125	4.72%
(1)    Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Restricted shares may be voted and are included. Shares subject to restricted stock units (“RSUs”) are not outstanding, have no voting rights and are not included in the table except to the extent that the RSUs are vested and the vesting date occurs on or before May 9, 2022.

(2)    For all directors and executive officers as a group, a total of 64,779,411 shares of the Company’s common stock was used in calculating the percentage of the class owned, representing 64,779,411 shares outstanding as of March 10, 2022, plus no RSUs that vest on or before May 9, 2022.
(3)    Includes 11,912 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 609 shares held by Mr. Bohuny’s spouse; 1,987 shares held by Mr. Bohuny as custodian for his children; and 1,519 shares subject to restricted stock awards that have not yet vested.
(4)    Includes 20,435 shares held in the name of Ms. Deacon’s spouse; 263,032 shares held in the name of the Philip Deacon Limited Partnership; 96,177 shares held by the Deacon Homes, Inc. Profit Sharing Plan of which Ms. Deacon is a trustee; 6,400 held in an account over which Ms. Deacon has a power of attorney, 2,702 held in by Deacon Family Foundation, Inc. of which Ms. Deacon is a trustee and 2,532 shares subject to restricted stock awards that have not yet vested.
(5)    Includes 1,519 shares subject to restricted stock awards granted to Mr. Flynn that have not yet vested.
(6)    Includes 53,785 shares owned by Mr. Fredericks’ spouse; 10,714 shares owned jointly by Mr. Fredericks and his spouse; 44,195 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; 23,515 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President; and 1,519 shares subject to restricted stock awards that have not yet vested. Includes 200,000 shares pledged as security for loan obligations.
(7)    Includes 18,000 shares owned jointly by Mr. Gragnolati and his spouse and 1,519 shares subject to restricted stock awards granted to Mr. Gragnolati that have not yet vested.
(8)    Includes 62,663 shares held by Ledgewood Employees Retirement Plan, in which Mr. Hanson has a beneficial interest, and 1,519 shares subject to restricted stock awards that have not yet vested.
(9)    Includes 45,616 shares owned by the estate of Ms. Hendershot’s father, for which Ms. Hendershot is executor, and 1,519 shares subject to restricted stock awards that have not yet vested.
(10)    Includes 1,519 shares subject to restricted stock awards granted to Mr. Inserra that have not yet vested.
(11)    Includes 1,519 shares subject to restricted stock awards granted to Mr. Mangano that have not yet vested.
(12)    Includes 34 shares owned jointly by Mr. McCracken and his spouse; 5,126 shares held as custodian for his children; 74,925 shares held by REM, LLC of which Mr. McCracken is sole managing member; and 1,519 shares subject to restricted stock awards that have not yet vested.
(13)    Includes 1,519 shares subject to restricted stock awards granted to Mr. Nicholson that have not yet vested.
(14)    Includes 321,380 shares owned jointly by Mr. Shara and his spouse; 1,904 shares held as custodian for his child; and 752 shares held by a family partnership of which Mr. Shara and his spouse are general partners or trustees. Excludes 174,881 shares subject to RSUs that have not yet vested. See “Outstanding Equity Awards at December 31, 2021” for additional information regarding the RSUs.
(15)    Excludes 58,148 shares subject to RSUs that have not yet vested for Mr. Splaine. See “Outstanding Equity Awards at December 31, 2021” for additional information regarding the RSUs.
(16)    Excludes 63,223 shares subject to RSUs that have not yet vested for Mr. Schwarz. See “Outstanding Equity Awards at December 31, 2021” for additional information regarding the RSUs.
(17)    Excludes 52,111 shares subject to RSUs that have not yet vested for Mr. Matteson. See “Outstanding Equity Awards at December 31, 2021” for additional information regarding the RSUs.
(18)    Excludes 52,112 shares subject to RSUs that have not yet vested for Mr. Nigro. See “Outstanding Equity Awards at December 31, 2021” for additional information regarding the RSUs.

(19)    Excludes an aggregate of 502,277 shares subject to RSUs that have not yet vested.
Principal Shareholders. The following table contains information about the beneficial ownership at December 31, 2021 by persons or groups that beneficially own 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,552,717	(1)	9.0%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	3,099,044	(2)	6.1%
FJ Capital Management LLC 7901 Jones Branch Dr., Suite 210 McLean, VA 22102	3,138,008	(3)	6.2%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	2,849,033	(4)	5.6%
(1)    Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on February 1, 2022, BlackRock, Inc. had sole power to vote or direct the vote with respect to 4,316,597 shares and sole dispositive power with respect to 4,552,717 shares at December 31, 2021.
(2)    Pursuant to a filing made by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) with the Securities and Exchange Commission on February 14, 2022, Dimensional Fund Advisors has sole power to vote or direct the vote with respect to 3,026,364 shares and sole dispositive power with respect to 3,099,044 shares at December 31, 2021. The filing further states that the securities reported in the filing are owned by various investment companies, trusts and accounts (collectively, the “Funds”), and that Dimensional Fund Advisors disclaims beneficial ownership of such securities.
(3)    Pursuant to a filing made by FJ Capital Management LLC (“FJ Capital”) and certain related entities with the Securities and Exchange Commission on February 8, 2022, FJ Capital has shared power to vote or direct the vote with respect to 3,138,008 shares and shared dispositive power with respect to 3,138,008 shares at December 31, 2021. The filing further states that the securities to which the filing relates are owned of record by clients of one or more investment advisers directly or indirectly owned by FJ Capital, and that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. One client is known to have the right or power with respect to more than 5% of Lakeland's outstanding common stock. No other such client is known to have the right or power with respect to more than 5% of Lakeland’s outstanding common stock.
(4)    Pursuant to a filing made by The Vanguard Group on February 9, 2022. The Vanguard Group has shared power to vote or direct the vote with respect to 55,739 shares and sole dispositive power with respect to 2,756,423 shares and shared dispositive power with respect to 92,610 shares at December 31, 2021.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2021, all filing requirements applicable to its directors and executive officers were satisfied on a timely basis with the exception of one Form 4 filing reporting one transaction for Mr. Hanson.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our Named Executive Officers, or NEOs. This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.
For 2021, our NEOs were:

Name	Title

Thomas J. Shara	President and Chief Executive Officer of Lakeland and Lakeland Bank
Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer of Lakeland and Lakeland Bank
Ronald E. Schwarz	Senior Executive Vice President and Chief Operating Officer of Lakeland and Lakeland Bank
Timothy J. Matteson	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Lakeland and Lakeland Bank
James M. Nigro	Executive Vice President, Chief Risk Officer of Lakeland and Lakeland Bank
Executive Summary
Our 2021 performance highlights include:
•In July 2021, we announced the pending acquisition of 1st Constitution Bancorp, a transaction that closed on January 6, 2022, and resulted in a combined organization totaling approximately $10.0 billion in assets upon the closing of the acquisition.
•Net income for the year ended December 31, 2021 was $95.0 million, or $1.85 per diluted share, compared to $57.5 million, or $1.13 per diluted share, for 2020. Financial results for 2021 were favorably impacted by negative provision for credit losses of $10.9 million, compared to a provision for credit losses of $27.2 million for 2020. The negative provision in 2021 demonstrates the continued strength of our credit quality throughout the economic recovery following the COVID-19 pandemic.
•For the year ended December 31, 2021, our return on average assets was 1.19% and our return on average equity was 11.95%, which were at the 48th and 46th percentile of our compensation peer group, respectively, even without any adjustment for $1.8 million in one-time acquisition expenses incurred in 2021. In addition, our efficiency ratio of 53.23% was at the 80th percentile. See page 31 for more details regarding our compensation peer group.

•At December 31, 2021, loans totaled $5.98 billion, a decrease of $45.1 million from December 31, 2020 as Small Business Association Paycheck Protection Program ("PPP") loans declined $228.1 million.
•Deposits totaled $6.97 billion, increasing $510.0 million, or 8%, from December 31, 2020, to December 31, 2021, primarily due to an increase in savings and interest-bearing transaction accounts.
•We maintained and improved our strong capital position.
•The Company's net interest margin was 3.13% for 2021 compared to 3.09% for 2020.
•The following graph of five-year total shareholder return (TSR) compared to our compensation peer group indicates that our performance on the key operating metrics described above has translated into above-market long-term value for our shareholders

5-Year TSR Comparison

20.0
10.0
0.0
-10.0
-20.0
-30.0
-40.0
-50.0
TSR (%)
2017
2018
2019
2020
2021
2022
LBAI
LBAI Peers

Key NEO Compensation Decisions
Our compensation decisions for 2021 reflected the contributions by our NEOs to our strong performance during the years 2020 and 2021, including our responses to the COVID-19 pandemic to protect the welfare of our customers and associates and manage our business through related economic challenges. Our annual and long-term incentive plans are designed to pay market-competitive incentive compensation while linking our executives' compensation to corporate and individual performance and the value realized by our shareholders.
Salaries: In recognition of our solid performance in 2020 and general market movement in executive compensation, base salaries increased 5% for 2021 for all NEOs, except Mr. Shara, who did not receive a base salary increase. In the case of Mr. Shara, the Compensation Committee provided him a special equity award in 2021 in lieu of a salary increase to provide further alignment with shareholders and lessen the ongoing impacts of increases to his fixed compensation.

Short-term annual cash incentives: The Company performed at maximum performance levels in 2021 on both of the objective corporate performance goals under our 2021 Annual Incentive Plan, which were weighted at 80% of the total plan target. The Company also achieved its performance triggers relating to asset quality and capital levels. In addition, each of our NEOs received a maximum score under the subjective individual performance assessment portion of the plan, which was weighted at 20% of the total plan target. As a result, cash incentive payouts under our 2021 Annual Incentive Plan were at maximum for each of our NEOs.
Long-Term Incentives for 2020 performance: Lakeland did not implement a Long-Term Incentive Plan for 2020 due to the onset of the COVID-19 pandemic and related economic uncertainty. As with annual incentives for 2020, the Committee determined that a subjective assessment of the NEOs’ performance would be the fairest way to determine incentive awards. Based on the Committee’s assessment of performance in 2020, RSU awards for 2020 were granted in February 2021 at 85% of plan target. While we consider these awards to be part of our legacy 2020 compensation program and plan design, they are reported as 2021 compensation in the Summary Compensation Table in this proxy statement per SEC rules.
2021 Long-Term Incentive: In early 2021, Company adopted a new 2021 Long-Term Incentive Plan which incorporates the use of performance-vested equity awards for a portion of each executive’s long-term incentive award. The Company adopted this new plan to incorporate a measurement of multi-year performance into the vesting conditions for a portion of the equity awards our executives receive each year, and to better align with market practices and shareholder expectations regarding the use of performance-vesting awards.
In May 2021, we granted RSU awards to each of our NEOs based on a specified plan target percent of salary. 50% of the RSUs for each NEO vest, if at all, based on the attainment of ROAE and TSR goals, both of which are measured over a three-year period from 2021-2023 against an index of 50 similarly-sized banks. The remaining 50% of the RSUs awarded to each NEO vest ratably on each of the first three anniversaries of the grant date.
Say on Pay Vote
The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2021 Annual Meeting of shareholders. Shareholders overwhelmingly approved the compensation of the executives, with 93% of the shares voted cast in favor of the say-on-pay proposal.
The Company considered the number of votes cast in favor of the 2021 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions.
The Company holds a "say-on-pay" vote on an annual basis. At the 2022 Annual Meeting, shareholders will be entitled to vote on a say-on-pay proposal. See Proposal 2.
Executive Compensation Philosophy
Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors, through its delegated authority to the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.
Role of the Compensation Committee
The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2021 executive compensation:
•Reviewed and approved base salary increases.
•Reviewed and approved equity awards granted in 2021 to NEOs for 2020 performance.
•Reviewed and approved redesigned executive annual and long-term incentive programs for 2021 and long-term equity awards in 2021.
•Reviewed the compensation peer group.
•Reviewed contractual arrangements for NEOs.
•Reviewed stock ownership requirements of NEOs, based on a review of our stock ownership guidelines.
•Reviewed the Company’s compensation philosophy.
•Determined annual incentives for NEOs for 2021 performance and approved the payment of such awards in the form of cash in early 2022.
Role and Relationship of the Compensation Consultant
As permitted by the Compensation Committee charter, the Committee periodically engages an independent outside compensation consultant to advise the Committee on executive compensation matters. In 2021, the Committee once again retained Aon to provide executive compensation consulting services. Pursuant to the terms of its retention, Aon reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with Aon.
During 2021, Aon assisted the Compensation Committee with the following:
•Advised the Committee on changes in industry compensation practices and provided insight on emerging regulations.
•Reviewed the competitiveness of the Company’s current pay levels and practices for executive officers as compared to that of the customized peer group.
•Assisted the Committee in redesigning the executive incentive programs for 2021.
•Assisted the Committee in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this Compensation Discussion and Analysis and associated tables and disclosures included herein by reference.

The Committee evaluated Aon’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2021 executive compensation program and when submitting its own recommendations to the Board on these matters.
In 2021, the Committee reviewed its relationship with Aon, including Aon's independence. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, and NASDAQ listing rules, the Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by Aon.
Role of Management
The CEO; COO; Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO; COO; Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.
In 2021, the CEO and COO made recommendations to the Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Committee discussed the CEO’s and COO’s recommendations with them but made final deliberations and recommendations to the Board.
Compensation Risk Oversight
During 2021, the Company’s Compensation Risk Task Force (consisting of the Company’s Chief Human Resources Officer (Chair); Chief Financial Officer; Chief Risk Officer; and Chief Administrative Officer, General Counsel and Corporate Secretary) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Compensation Risk Task Force’s report.
Competitive Benchmarking and Peer Groups
The Compensation Committee believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market. In 2020, the Compensation Committee undertook a complete review of executive compensation for each of the NEOs, which was utilized in establishing 2021 compensation amounts and program design features.
The peer group utilized in the 2020 compensation review for use in establishing 2021 compensation was determined using the following criteria as of December 31, 2019:
•Total assets between $3.5 billion and $14 billion.
•Located in Connecticut, Delaware, Maryland, New Jersey, New York or Pennsylvania.
•Positive ROAA and Return on Average Equity ("ROAE").
•More than 10 branches.
•Commercial loans representing between 40% and 90% of total loans.

An exception was made to the commercial loan criteria for Northwest Bancshares due to its longtime inclusion in our compensation peer group and ConnectOne Bancorp due to its geographic proximity to Lakeland.
The companies included in the 2020 peer group were:

Peer	State	Ticker	Peer	State	Ticker

Bridge Bancorp, Inc. (1)	NY	BDGE	NBT Bancorp Inc.	NY	NBTB
Bryn Mawr Bank Corporation (2)	PA	BMTC	Northfield Bancorp, Inc.	NJ	NFBK
CNB Financial Corporation	PA	CCNE	Northwest Bancshares, Inc.	PA	NWBI
Columbia Financial, Inc.	NJ	CLBK	OceanFirst Financial Corp.	NJ	OCFC
ConnectOne Bancorp, Inc.	NJ	CNOB	Peapack-Gladstone Financial Corporation	NJ	PGC
Customers Bancorp, Inc.	PA	CUBI	Provident Financial Services, Inc.	NJ	PFS
Financial Institutions, Inc.	NY	FISI	S&T Bancorp, Inc.	PA	STBA
First Commonwealth Financial Corporation	PA	FCF	Sandy Spring Bancorp, Inc.	MD	SASR
The First of Long Island Corporation	NY	FLIC	Tompkins Financial Corporation	NY	TMP
Flushing Financial Corporation	NY	FFIC	Univest Financial Corporation	PA	UVSP
Kearny Financial Corp.	NJ	KRNY	WSFS Financial Corporation	DE	WSFS
(1)    Bridge Bancorp Inc. became Dime Community Bancshares, Inc. following its February 1, 2021 merger.
(2)     Bryn Mawr Bank Corporation merged with WSFS Financial Corporation on January 1, 2022.
At the time of the peer group selection, Lakeland's asset size of $6.7 billion was at the 49th percentile of the peer group.
Discussion of Executive Compensation Components
The following table outlines the major elements of 2021 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities	Fixed	Short-Term
Annual Short-Term Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value	Ties the executive’s compensation directly to factors that we believe are important to the success of the Company and within each executive’s own sphere of influence.	Performance Based	Short-Term
The majority of incentives are based on the Company's profitability, while a portion of the incentives is tied to individual goals.
Incentives for all executives are conditioned on additional performance triggers that help ensure the Company remains positioned to perform over the long-term.
Annual short-term incentives are generally paid in cash.
Long-Term Equity Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting	A portion of the LTIP awards vest based on future Company performance against multi-year goals established at the time of grant.	Performance Based	Long-Term

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Supplemental Executive Retirement Plan	Provides market-competitive income security into retirement while creating a retention incentive through multi-year vesting	‑ ‑	Fixed	Long-Term
Other Compensation	Dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term
Base Salary
We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organizations, but always bases final determinations on the qualifications, experience and performance of the individual executives and the value of the position to the organization.
After reviewing certain market salary information provided by Aon and noting the performance of the Company and individual executives, the Committee determined to increase base salaries by 5% for 2021 for all NEOs except Mr. Shara, who did not receive an increase to his base salary for 2021.

Name	Title	2020 Salary ($)	2021 Salary ($)	% Change

Thomas J. Shara	President and CEO	870,324	870,324	0%
Thomas F. Splaine, Jr.	EVP and CFO	373,015	391,666	5%
Ronald E. Schwarz	Sr. EVP and COO	407,532	427,908	5%
Timothy J. Matteson	EVP, Chief Administrative Officer, General Counsel and Corporate Secretary	331,459	348,032	5%
James M. Nigro	EVP, Chief Risk Officer	331,459	348,032	5%
Salaries reported in the Summary Compensation Table below represent actual salary paid in 2021 for each executive under SEC reporting rules. The reported actual salary amounts for 2020 are higher than the 2020 salary rates in the table above due to the presence of an extra pay period in 2020.
In the case of Mr. Shara, the Board of Directors determined to grant him a special equity award in lieu of a salary increase for 2021. The Board took this action to provide further alignment between Mr. Shara’s compensation interests and the investment interests of shareholders, to avoid an ongoing increase to fixed compensation through higher salary and in recognition of his and the Company’s strong performance in 2020. This special equity award consisted of 10,000 shares of stock issued January 4, 2021, which ratably vest in one-third increments on each of the first three anniversaries of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs will also become vested if the NEO terminates employment due to (i) death, (ii) disability, or (iii) for a reason other than for cause as defined in Mr. Shara's Employment Agreement. All RSUs which have not been forfeited will vest upon a change in control of the Company. The grant date fair value of this special award is reported in the Summary Compensation Table and other required tables below.

2021 Annual Short-Term Incentive Plan
In 2021, we returned to our historical practice of determining annual incentive awards primarily based on objective, predefined performance metrics through a formal plan structure. Our 2021 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash and were contingent on performance against pre-established corporate financial measures as well as a subjective review of individual performance.
AIP Award Opportunities
The table below shows the annual award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards. These award opportunities were considered in determining annual incentive awards for 2021.

	Cash Incentive Award
	Opportunity as % of Salary			Goal Weighting
Name	Threshold	Plan Target	Maximum	Corporate	Individual

Thomas J. Shara	30%	60%	90%	80%	20%
Thomas F. Splaine, Jr.	25%	50%	75%	80%	20%
Ronald E. Schwarz	25%	50%	75%	80%	20%
Timothy J. Matteson	25%	50%	75%	80%	20%
James M. Nigro	25%	50%	75%	80%	20%
AIP Corporate Performance Objectives
The following table depicts our 2021 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Corporate Performance Goals	Weighting	Threshold	Plan Target	Max	Actual

Pre-Tax Net Income (in thousands)	62.5%	$73,674	$86,675	$99,676	$111,425
Efficiency Ratio	37.5%	61.5%	58.6%	55.7%	53.2%
The incentive results shown above exclude $15.9 million in total additional net income due to negative loan loss provision, unbudgeted Paycheck Protection Program income, one-time merger-related expenses and one-time expenses related to subordinated debt prepayment and a branch sale.
For any of the performance measures shown above, performance below threshold would have resulted in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.
In addition to the primary plan goals typically established under the annual incentive plan, the plan includes minimum performance triggers that must be met in order for any incentive payments to be made under the plan. The purpose of the minimum performance triggers is to ensure that no incentive awards will be paid in a situation where the safety and soundness of the organization is at risk, and failure to meet these triggers would have resulted in no annual incentive awards being paid for 2021 performance.

The following chart presents the minimum performance triggers and actual performance on those measures as of December 31, 2021.

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5%	8.51%
Tier 1 Capital Ratio	6%	11.15%
Total Risk-Based Capital Ratio	10%	14.48%

Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets	2%	0.21%
Each of the performance triggers listed above was satisfied as of December 31, 2021.
2021 AIP Individual Performance Assessment
In addition to the corporate performance goals listed above, 20% of the overall plan target annual incentive award for each of our NEOs was contingent on their individual performance or the performance of their area of oversight within the Company. Individual performance is assessed subjectively by the CEO for executives other than himself, and by the Compensation Committee in the case of the CEO. Each NEO is assigned a score on a range from threshold of 85% to maximum of 115%.
The individual performance scores for each of our NEOs were as follows:

Name	2021 Performance Score

Thomas J. Shara	115%
Thomas F. Splaine, Jr.	115%
Ronald E. Schwarz	115%
Timothy J. Matteson	115%
James M. Nigro	115%
AIP Awards
In February 2022, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2021. The CEO (or the Compensation Committee, in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2021 for each executive.
The following cash payments under the 2021 AIP were made upon approval by the Compensation Committee:

Name	2021 AIP Award	AIP Award as % of Plan Target

Thomas J. Shara	$783,292	150%
Thomas F. Splaine, Jr.	293,749	150%
Ronald E. Schwarz	320,931	150%
Timothy J. Matteson	261,024	150%
James M. Nigro	261,024	150%

Long-Term Equity Incentive Awards
2020 Long-Term Incentive Plan (LTIP) Awards Granted in 2021
Please note that, due to SEC reporting rules, the amount of any restricted stock units granted in 2021 based on 2020 performance is reported in the Summary Compensation Table of this proxy statement as 2021 compensation.
We maintained our 2020 Long-Term Incentive Plan (LTIP) for awards granted in early 2021 based on 2020 performance. The purpose of the LTIP is: 1) to provide award opportunities to our executives that are market-competitive; and 2) to align the receipt of equity incentive awards with the performance of the Company.
Due to the onset of the COVID-19 pandemic and related economic uncertainty, Lakeland did not implement a formal Long-Term Incentive Plan for 2020 performance. Instead, to ensure that awards were competitive relative to our peers and appropriately tied to the performance of the Company, the Committee made decisions on 2020 long-term equity incentive awards based in part on our expected awards opportunities for 2020. In addition, the Committee subjectively assessed performance on the financial performance measures we had historically used in our long-term incentive plan, taking into account performance against internal expectations, our peer group and the broader banking market, as well as non-financial performance.
2020 LTIP Award Opportunities
The table below shows the 2020 LTIP award opportunities for each NEO as a percentage of their base salary, as well as the weightings on the formulaic and discretionary evaluations used to calculate awards.

	2021 Long-Term Incentive Award Opportunity as % of Salary			Goal Weighting
Name	Threshold	Plan Target	Maximum	Corporate Assessment	Subjective Assessment

Thomas J. Shara	37.5%	75.0%	112.5%	50.0%	50.0%
Thomas F. Splaine, Jr.	30.0%	60.0%	90.0%	50.0%	50.0%
Ronald E. Schwarz	30.0%	60.0%	90.0%	50.0%	50.0%
Timothy J. Matteson	30.0%	60.0%	90.0%	50.0%	50.0%
James M. Nigro	30.0%	60.0%	90.0%	50.0%	50.0%
2020 LTIP Performance Objectives
While there was no formulaic assessment of performance in determining 2020 long-term incentive awards, the Committee used our historical LTIP performance measures of core return on average assets ("ROAA") and one-year Total Shareholder Return (TSR) as one consideration in its decision-making. ROAA was assessed relative to both initial budget goals, which were not met due largely to significant increases in provision for loan losses, and our 2020 compensation peer group, against which our performance was slightly above median. Our TSR for 2020 was at the 24th percentile against an index of all public U.S. banks between $4 billion and $10 billion in assets. In addition, the Committee historically has used its subjective review of corporate performance as a significant consideration in its decision-making regarding long-term incentives. In its view, our performance in 2020 was strong in spite of uniquely adverse pandemic conditions and laid a firm foundation for the future success of the Company.
Based on the Committee’s assessment, long-term incentive awards for 2020 were granted at 85% of plan target. These awards were granted in February 2021 in the form of RSUs and are reported in the Summary Compensation Table below as 2021 compensation per SEC rules.

2020 Equity Awards
The following RSU awards were granted in February 2021 upon approval by the Compensation Committee.

	2020 LTIP Award
Name	# of RSUs	Grant Date Fair Value	Total Grant Date Value as % of Plan Target Award

Thomas J. Shara	33,831	$554,832	85.0%
Thomas F. Splaine, Jr.	11,599	190,238	85.0%
Ronald E. Schwarz	12,673	207,841	85.0%
Timothy J. Matteson	10,307	169,044	85.0%
James M. Nigro	10,307	169,044	85.0%
The RSUs granted to each NEO ratably vest in one-third increments on each of the first three anniversaries of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs will also become vested if the NEO terminates employment due to (i) death, (ii) disability after having at least five years of service with the Company or Lakeland Bank, or (iii) retirement after attaining age 65 with at least five years of service. All RSUs which have not been forfeited will vest upon a change in control of the Company.
2021 Long-Term Incentive Plan (LTIP) Awards Granted in 2021
In 2021, the Company adopted a new 2021 LTIP which incorporates the use of performance-vested equity awards for a portion of each executive’s long-term incentive award.
The Company adopted this new plan to incorporate a measurement of multi-year performance into the vesting conditions for a portion of the equity awards our executives receive each year, and to better align with market practices and shareholder expectations regarding the use of performance-vesting awards.
Equity awards under the plan consisted of RSUs based on a specific plan target value of equity, which is expressed as a percentage of each executive’s base salary. The table below reflects the total plan target equity value for each of our NEOs.

Name	2021 LTI Award Plan Target as % of Salary

Thomas J. Shara	75%
Thomas F. Splaine, Jr.	60%
Ronald E. Schwarz	60%
Timothy J. Matteson	60%
James M. Nigro	60%
RSUs equal to the plan target award value above were granted on May 19, 2021 and consisted of the following types of equity awards:
a.Performance-vesting RSUs consisting of 50% of the plan target award value
b.Time-vesting RSUs consisting of 50% of the plan target award value

Performance-Vested RSUs
Performance-vested RSUs awarded under this plan will vest 100% after three years. The number of RSUs that vest, if any, will be dependent on performance against pre-established goals during the three-year performance period as well as participants’ continued service through the vesting date.
The evaluation of performance will use a two-step measurement process:
1.Primary Goal – Return on Average Equity: Lakeland’s ROAE will be measured on a three-year average basis against an index of similarly-sized banks that is listed in Appendix B. Performance against the ROAE goal will determine initial share vesting.

	Threshold	Plan Target	Maximum

Performance Level	25th Percentile	50th Percentile	75th Percentile
Payout Level (% of plan target)	50%	100%	150%
2.    Modifier – Total Shareholder Return: After determining the initial vesting amount based on ROAA performance, the Company’s total shareholder return (TSR) performance will be measured against an index of 50 banks between $6 billion and $12 billion in total assets as of December 31, 2020. The number of initially earned shares from Step 1 will be adjusted upward or downward by up to 25% based on the Company’s TSR performance against the banking index.
The table below illustrates the TSR modifier.

3-Year Total Shareholder Return
Lakeland TSR Compared to Index 50th Percentile	Modifier

Underperform the 50th by 20% or more	(25)%
Perform at the 50th	—%
Outperform the 50th by 20% or more	25%
Time-Vested RSUs
One-third of the time-vested RSUs awarded under this plan will vest on each of the first three anniversaries of the grant date, provided the participant is employed on the vesting date.
At plan target, the time-vested RSUs comprise 50% of the overall equity award. However, the Compensation Committee has limited flexibility in determining the number of time-vested awards to grant to each plan participant, with the actual number of time-vested awards granted to each participant ranging from 75% to 125% of the plan target level.
The time-vested awards under the 2021 LTIP were granted at 100% of plan target for each NEO.

2021 LTIP Awards
The table below details the awards under the 2021 LTIP that were granted in 2021 to each of our NEOs.

	2021 LTIP Award
Name	# of Time-Vested RSUs	# of Performance-Vested RSUs	Grant Date Fair Value

Thomas J. Shara	17,565	17,565	$652,743
Thomas F. Splaine, Jr.	6,323	6,323	234,999
Ronald E. Schwarz	6,909	6,909	256,745
Timothy J. Matteson	5,619	5,619	208,819
James M. Nigro	5,619	5,619	208,819
Other Elements of Compensation for Executive Officers
In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) plan and deferred compensation plan, group-term life insurance, executive health exams and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into a Supplemental Executive Retirement Plan Agreement with Mr. Shara. See “Employment Agreements and Other Arrangements with Named Executive Officers.”
Employment and Other Agreements
Our employment and change in control agreements with the Named Executive Officers are described elsewhere in this proxy statement. See “Employment Agreements and Other Arrangements with Named Executive Officers.”
Compliance with Sections 162(m) and 409A of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.
The Compensation Committee believes that tax deductibility is one of many factors that should be considered in developing an appropriate compensation program for its executive officers, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.
It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Clawback Policies
Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any financial statement restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.
In addition, the Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rule making has been completed with respect to these provisions. Until formal guidance is available, the Compensation Committee will address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and award recipients.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth in this proxy statement. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.
Robert E. McCracken (Chair)
Bruce D. Bohuny
Lawrence R. Inserra, Jr.
Robert B. Nicholson, III

Summary of Cash and Certain Other Compensation
The following table presents, for the three years ended December 31, 2021, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Thomas F. Splaine, Jr., our Chief Financial Officer, and our three other most highly compensated executive officers for 2021, provided they were NEOs during that time. None of the NEOs received option awards during the years presented in the table.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (3) (4)	Non-Equity Plan Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Thomas J. Shara, President and Chief Executive Officer	2021	870,324	—	1,376,018	783,292	370,774	86,744	3,487,152
	2020	903,798	443,866	591,199	—	460,229	60,009	2,459,101
	2019	828,880	—	356,073	450,533	331,346	52,493	2,019,325

Thomas F. Splaine, Jr., Executive Vice President and Chief Financial Officer	2021	388,796	—	440,394	293,749	—	52,850	1,175,789
	2020	383,301	158,531	206,126	—	—	37,183	785,141
	2019	350,070	—	136,688	165,020	—	40,213	691,991

Ronald E. Schwarz, Senior Executive Vice President and Chief Operating Officer	2021	424,773	—	481,165	320,931	15,484	57,990	1,300,343
	2020	419,474	173,201	227,053	—	20,545	42,565	882,838
	2019	386,106	—	150,758	184,627	13,090	43,823	778,404

Timothy J. Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2021	345,482	—	391,340	261,024	594	41,693	1,040,133
	2020	341,172	140,870	184,670	—	748	39,914	707,374
	2019	314,033	—	122,617	149,453	202	24,160	610,465

James M. Nigro, Executive Vice President and Chief Risk Officer	2021	345,483	—	391,340	261,024	3,830	47,137	1,048,814
	2020	341,172	140,871	184,671	—	3,818	44,178	714,710
	2019	310,187	—	112,566	148,743	861	29,865	602,222
(1)    The 2020 bonus represents the annual incentive plan award, which the NEOs elected to take in the form of RSUs in lieu of cash, which were granted in February 2021.
(2)    The 2021 awards for all NEOs reflect the sum of (1) the aggregate grant fair value of the 2020 LTIP RSUs granted in February 2021, plus (2) the aggregate fair value of the 2021 LTIP RSUs granted in May 2021, which were determined in accordance with FASB ASC Topic 718. Mr. Shara's 2021 awards also include the RSUs granted in January in lieu of a salary increase, which ratably vest in one-third increments on each of the first three anniversaries of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs granted in February 2021 were granted based on Company and individual performance in 2020 and vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period. Of the RSUs granted in May 2021, 50% vest ratably in one-third increments on each of the first three anniversaries of the grant date and 50% vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period, provided that, subject to certain exceptions, the NEO remains continuously employed as of each anniversary date. See the “Compensation Discussion and Analysis” for further details.

(3)    The 2020 awards reflect the sum of (1) the aggregate grant fair value of the RSUs granted in February 2020, plus (2) the portion of the aggregate grant date fair value of the RSUs granted to the NEO in lieu of cash in February 2021 that exceeded the NEO’s cash incentive awards earned for 2020, which was determined in accordance with FASB ASC Topic 718. The stock awards granted in February 2020 were granted based on Company and individual performance in 2020 and vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period. The RSUs granted in February 2021 vest ratably in one-third increments on each of the first three anniversaries of the grant date, provided that, subject to certain exceptions, the NEO remains continuously employed as of each anniversary date. See the “Compensation Discussion and Analysis” for further details.
(4)    The aggregate change in the present value of Mr. Shara’s accumulated benefits for 2021 under his Supplemental Executive Retirement Plan Agreement and, with respect to Messrs. Shara, Schwarz, Matteson and Nigro, above-market or preferential earnings (in accordance with SEC rules, the amount of interest in excess of 120% of the applicable federal rate, with compounding, is deemed to be above-market or preferential) of $176,053, $15,484, $594 and $3,830, respectively, on deferred compensation that is not tax-qualified. See “Deferred Compensation.”
(5)    All Other Compensation for the NEOs is as follows:

Name	Use of Car ($)	Premiums for Group Term Life Insurance ($)	Cash Dividends Paid on Restricted Stock and Restricted Stock Units ($)	Cost of Coverage under Executive Health Care Program ($)	Contributions to 401(k) Plan to match Pre-tax Deferral Contributions (included under "Salary”) ($)

Thomas J. Shara	6,798	3,257	68,956	—	7,732
Thomas F. Splaine, Jr.	9,246	2,115	22,553	11,000	7,936
Ronald E. Schwarz	8,131	6,212	24,753	11,000	7,894
Timothy J. Matteson	8,271	1,144	20,126	5,000	7,152
James M. Nigro	13,565	1,149	19,541	5,000	7,882

Grants of Plan Based Awards
The following table sets forth information relating to grants of plan-based awards to the NEOs during 2021. The NEOs did not receive option awards in 2021.
"ACI" is the annual cash incentive award payable in March 2022 and, in accordance with SEC rules, are included in the Summary Compensation Table under "Non-equity Incentive Plan Compensation" for 2021.
"PSU" is performance-based RSU awards subject to performance-based vesting.
"RSU" is RSU awards subject to time-based vesting.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards or Units (#) (1) (2) (4)	Grant Date Fair Value of Stock Awards ($) (5)
Name	Award Type	Grant Date	Threshold ($)	Plan Target ($)	Maximum ($)	Threshold (#)	Plan Target (#) (3)	Maximum (#)

Thomas J. Shara	ACI		261,097	522,194	783,292
	RSU	1/4/2021							10,000	126,300
	RSU	2/24/2021							33,831	554,832
	PSU	5/19/2021				8,783	17,565	26,348		368,514
	RSU	5/19/2021							17,565	326,372

Thomas F. Splaine, Jr.	ACI		97,917	195,833	293,749
	RSU	2/24/2021							11,599	190,238
	PSU	5/19/2021				3,162	6,323	9,485		132,657
	RSU	5/19/2021							6,323	117,500

Ronald E. Schwarz	ACI		106,977	213,954	320,931
	RSU	2/24/2021							12,673	207,841
	PSU	5/19/2021				3,455	6,909	10,364		144,951
	RSU	5/19/2021							6,909	128,372

Timothy J. Matteson	ACI		87,008	174,016	261,024
	RSU	2/24/2021							10,307	169,044
	PSU	5/19/2021				2,810	5,619	8,429		117,887
	RSU	5/19/2021							5,619	104,410

James M. Nigro	ACI		87,008	174,016	261,024
	RSU	2/24/2021							10,307	169,044
	PSU	5/19/2021				2,810	5,619	8,429		117,887
	RSU	5/19/2021							5,619	104,410

(1)    The RSUs granted on January 4, 2021, will ratably vest in one-third increments on each of the first three anniversaries of the grant date.
(2)    The RSUs granted on February 24, 2021, will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank.
(3)    The RSUs granted at Target on May 19, 2021, will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank.
(4)    The remaining RSUs granted on May 19, 2021, will ratably vest in one-third increments on each of the first three anniversaries of the grant date
(5)    The grant date fair value of stock awards granted in 2021 is calculated by multiplying the number of shares by the closing stock price on the date of grant, or in the case of performance-vested RSUs, by the Monte Carlo-adjusted stock price.
Outstanding Equity Awards at December 31, 2021
The following table summarizes, by individual grants, the total number of RSUs for each NEO that have not vested. The market values of RSUs in the table are calculated by multiplying the closing market price of our common stock on the last trading day in 2021, which was $18.99, by the applicable number of shares of common stock underlying each of the Named Executive Officer’s RSUs. At December 31, 2021, the Named Executive Officers did not hold any other equity awards, including stock options or restricted stock awards.

Name	Grant Date	Number of Shares That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas J. Shara	2/27/2019	14,223	$270,095	7,111	$135,038
	2/26/2020	10,987	208,643	21,973	417,267
	1/4/2021	10,000	189,900	—	—
	2/24/2021	65,672	1,247,111	—	—
	5/19/2021	17,565	333,559	17,565	333,559

Thomas F. Splaine, Jr.	2/27/2019	5,459	103,666	2,730	51,843
	2/26/2020	3,816	72,466	7,633	144,951
	2/24/2021	22,972	436,238	—	—
	5/19/2021	6,323	120,074	6,323	120,074

Ronald E. Schwarz	2/27/2019	6,021	114,339	3,011	57,179
	2/26/2020	4,209	79,929	8,418	159,858
	2/24/2021	25,097	476,592	—	—
	5/19/2021	6,909	131,202	6,909	131,202

Name	Grant Date	Number of Shares That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Timothy J. Matteson	2/27/2019	4,897	92,994	2,449	46,507
	2/26/2020	3,423	65,003	6,847	130,025
	2/24/2021	20,412	387,624	—	—
	5/19/2021	5,619	106,705	5,619	106,705

James M. Nigro	2/27/2019	4,496	85,379	2,248	42,690
	2/26/2020	3,423	65,003	6,847	130,025
	2/24/2021	20,413	387,643	—	—
	5/19/2021	5,619	106,705	5,619	106,705
For the RSUs issued in 2019 and 2020, for each year during the performance-based RSUs’ three-year performance period for all NEOs, one-third of the RSUs will be earned if the Company has net income available to common stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The performance-based RSUs, to the extent earned, generally require the NEO to remain employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the three-year performance period. However, shares with respect to performance-based RSUs that have been earned as of a NEO’s separation from service will continue to be paid following the performance period if the NEO separates from service due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service.
For the RSUs granted on May 19, 2021, 50% will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank. All performance-based RSUs that have not been forfeited will vest upon a change in control of the Company.

Options Exercised and Stock Awards Vested
The following table sets forth, for each of the Named Executive Officers, information regarding stock awards vested during 2021.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)

Thomas J. Shara	—	—	28,322	444,089
Thomas F. Splaine, Jr.	—	—	9,072	142,249
Ronald E. Schwarz	—	—	9,950	156,016
Timothy J. Matteson	—	—	8,047	126,177
James M. Nigro	—	—	5,912	92,700
(1)    The value of the shares set forth in column (d) multiplied by the market price of our common stock on the dates on which the NEO’s stock awards vested.
Pension Plans
The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d) (1)	Payments During Last Fiscal Year ($) (e) (2)

Thomas J. Shara	Supplemental Retirement Plan	Not Applicable	1,746,646	—
Thomas F. Splaine, Jr.	—	—	—	—
Ronald E. Schwarz	—	—	—	—
Timothy J. Matteson	—	—	—	—
James M. Nigro	—	—	—	—
(1) The actuarial present value of Mr. Shara's accumulated benefits under the Supplemental Executive Retirement Plan Agreement, dated as of April 2, 2008, between Mr. Shara, the Company and Lakeland Bank (the "SERP"), calculated as of December 31, 2021.
(2)    The dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2021 under our pension plans.
See “Employment Agreements and other Arrangements with Executive Officers” for a description of the SERP.

Deferred Compensation
The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2021 ($) (b) (1)	Registrant Contributions in 2021 ($) (c) (2)	Aggregate Earnings in 2021 ($) (d) (3) (4)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2021 ($) (f) (5)

Thomas J. Shara	261,097	198,000	380,085	—	4,323,264
Thomas F. Splaine, Jr.	—	—	—	—	—
Ronald E. Schwarz	63,716	—	24,664	—	472,033
Timothy J. Matteson	—	—	947	—	16,827
James M. Nigro	34,548	—	6,102	—	126,702
(1)    The executive contributions for Messrs. Shara, Schwarz, Matteson and Nigro relate to the Company’s Elective Deferral Plan.
(2)    The registrant's contributions for Mr. Shara relate to his Deferred Compensation Agreement.
(3)    The aggregate interest or other earnings accrued to the NEO’s account during 2021 (i) under the Company’s Elective Deferral Plan ($128,412 for Mr. Shara, $24,664 for Mr. Schwarz, $947 for Mr. Matteson and $6,102 for Mr. Nigro) and (ii) for Mr. Shara, under his Deferred Compensation Agreement, $133,343.
(4)    Only the above-market or preferential earnings have been included in the Summary Compensation Table under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “Total” for Messrs. Shara, Schwarz, Matteson and Nigro, in accordance with SEC rules.
(5)    The aggregate balance at December 31, 2021 for Mr. Shara is comprised of $2,419,435 under the Elective Deferral Plan and $1,903,829 under his Deferred Compensation Agreement. These amounts were not included in the Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.
See “Employment Agreements and other Arrangements with Executive Officers” for a description of the Elective Deferral Plan and Mr. Shara’s Deferred Compensation Agreement.

Equity Compensation Plan Information
The following table provides information about the Company’s common stock that may be issued upon the exercise of options under the 2018 Omnibus Equity Incentive Plan as of December 31, 2021. This plan was the Company’s only equity compensation plan in existence as of December 31, 2021.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))

Equity Compensation Plans Approved by Shareholders	607,377	$—	1,247,587
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	607,377	$—	1,247,587
Employment Agreements and Other Arrangements with Named Executive Officers
Thomas J. Shara
On May 22, 2008, the Company, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Shara Employment Agreement”), which provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for an initial term that expired on April 1, 2011 (the “Initial Term”). The Shara Employment Agreement further provides that the Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after the 15th anniversary of the Effective Date, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.
The Shara Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each Annual Meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each Annual Meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires during the Term.
The Shara Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year and that he will participate in the executive bonus program as approved annually by the Company’s Board. The Shara Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Shara Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.
The Shara Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Shara Employment Agreement or under any other arrangement (other than the Deferred Compensation Agreement described below) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after payment of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Shara Employment Agreement. Mr. Shara also agrees in the Shara Employment Agreement not to compete with Lakeland Bank’s business for a 12- month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.
The Company, Lakeland Bank and Mr. Shara are also parties to a Supplemental Executive Retirement Plan Agreement (as previously referred to, the “SERP”), which provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will generally commence within 60 days after death. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same Gross-Up Payment provisions as are applicable under the Shara Employment Agreement.
The Company, Lakeland Bank and Mr. Shara are parties to a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually.

The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Shara Employment Agreement) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Shara Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.
If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.
If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.
In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to a tax gross-up.
Amounts payable under the Shara Employment Agreement, the SERP and the Deferred Compensation Agreement may be delayed in order to comply with Section 409A of the Internal Revenue Code.
Messrs. Splaine, Schwarz, Matteson and Nigro
The Company and Lakeland Bank also entered into agreements with each of Messrs. Splaine, Schwarz, Matteson and Nigro providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) the date the executive attains age 65, except for Mr. Schwarz, for whom the contract period was extended to age 68.

During the contract period, each such executive is to be employed in the same position as held by him immediately prior to such event, and each is entitled to a base salary equal to his annual salary in effect immediately prior to the change in control and a bonus equal to his highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, Messrs. Splaine, Schwarz, Matteson and Nigro are each entitled to certain other benefits and perquisites as in effect as of the change in control.
If during the contract period, such executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the 2009 Equity Program and the 2018 Equity Plan. Each Change in Control Agreement contains confidentiality and non-solicitation of employees covenants in favor of Lakeland.
The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table effective December 31, 2021.

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)		Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Thomas J. Shara
Cash severance	$2,610,973	(1)	$4,960,849	(2)
SERP (3)	2,106,920		2,106,920
Deferred Compensation (4)	2,815,122		2,815,122
Acceleration of Restricted Stock Units			3,135,173	(6)
Welfare Benefits (7)	—		—
Tax Gross-up	—		3,784,611	(8)
Total	$7,533,015		$16,802,675
Thomas F. Splaine, Jr.
Cash severance	$—		$1,370,829	(9)
Acceleration of Restricted Stock Units	—		1,049,311	(6)
Welfare Benefits	—		33,678	(10)
Automobile (11)	—		—
Total	$—		$2,453,818	(12)
Ronald E. Schwarz
Cash severance	$—		$1,497,679	(9)
Acceleration of Restricted Stock Units	194,268	(5)	1,150,300	(6)
Welfare Benefits	—		—	(10)
Automobile (11)	—		—
Total	$194,268		$2,647,979	(12)

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)	Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Timothy J. Matteson
Cash severance	$—	$1,218,112	(9)
Acceleration of Restricted Stock Units	—	935,561	(6)
Welfare Benefits	—	55,692	(10)
Automobile (11)	—	—
Total	$—	$2,209,365	(12)
James M. Nigro
Cash severance	$—	$1,218,113	(9)
Acceleration of Restricted Stock Units	—	924,148	(6)
Welfare Benefits	—	55,692	(10)
Automobile (11)	—	—
Total	$—	$2,197,953	(12)
(1)The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable over a period of 12 months.
(2)The figure shows the amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable in a single lump sum.
(3)This figure shows the present value of Mr. Shara’s SERP benefits, which are payable to Mr. Shara in 180 equal monthly installments of $12,500 each, commencing at the later of age 65 or termination of employment. The same benefit is payable if Mr. Shara terminates employment due to disability. In the event that Mr. Shara terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death. Please see "Pension Plans" above.
(4)This figure shows the present value of Mr. Shara’s Deferred Compensation Agreement, which provides a benefit, payable in 180 monthly installments, commencing at Mr. Shara’s separation from service (or age 65 if later), in an annual amount equal to the greater of $200,000 or the annual amount that could be paid based on his projected deferral account balance at age 65. Please see "Elective Deferral Plan" above.
(5)Represents the value of shares of our common stock with respect to outstanding performance-based restricted stock units awarded and earned as of December 31, 2021 (based on the closing market price of the Company’s common stock on the last trading day in 2021 ($18.99 per share)) which Mr. Schwarz would, based on his age and years of service as of December 31, 2021, continues to have the right to receive following separation from service (other than for cause). Such shares (10,230) would be issued following the expiration of the applicable three-year performance period of the respective performance-based restricted stock unit awards to which such shares relate. See the “Outstanding Equity Awards at December 31, 2021” table above for additional details.
(6)These figures represent, based on the closing market price of the Company’s common stock on the last trading day in 2021 ($18.99 per share), the aggregate value of outstanding restricted stock units awarded to each officer, to the extent the vesting of which would accelerate in the event of the termination of such officer’s employment under the circumstances presented. Note, however, that all such awards vest in full in the event of a “Change in Control Event” as defined, respectively, under the 2009 Equity Program and the 2018 Equity Plan. For Messrs. Shara and Schwarz, the amounts represent the value of all of their respective outstanding performance-based restricted stock units as of December 31, 2021, including performance-based restricted stock units that each would otherwise be entitled to following any separation from service (other than for cause) as a result of his attained age and years of service.
(7)Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.
(8)This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of restricted stock units that vest would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 50.1% (composed of a federal tax rate of 37.0%, a New Jersey state tax rate of 10.75% and Medicare tax of 2.35%), and 120% of the Applicable Federal Semi-annual Rate (AFR) as of December 2021 (2.50%). AFR is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to such tax gross-up.
(9)The cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on the respective salary and bonus paid to each individual during 2021.
(10)Messrs. Splaine, Matteson and Nigro are each entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. Except for Mr. Schwarz, the figures presented assume that such coverages will continue for two years.
(11)Messrs. Splaine, Schwarz, Matteson and Nigro each have the right under their respective Change in Control Agreements, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company the automobile, at book value price, that was provided to him while employed by the Company.
(12)Payments due each of Messrs. Splaine, Schwarz, Matteson and Nigro under their respective Change in Control Agreements are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

Elective Deferral Plan
Under the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”), executives of Lakeland at a level of executive vice president and above, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity (“ROE”) for the preceding year, up to a maximum ROE interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas J. Shara, our President and Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.
For the year ended December 31, 2021, our last completed fiscal year:
•the median of the annual total compensation of all of our Company’s employees, other than our CEO, was $66,995; and
•    the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $3,487,152.
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Shara, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 52 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:
1. We determined that as of December 31, 2021, our employee population consisted of approximately 713 employees, all of whom are located in the U.S. Our employee population consisted of our full-time, part-time and temporary employees.
2. To identify the “median employee” from our employee population, we compared the W-2 Box 5 earnings of all of our 713 employees.
3. We identified our median employee using the W-2 Box 5 earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 122 full-time and part-time employees who were hired by us during 2021 but did not work for us for the entire year.
4. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $66,995.
5.     With respect to the annual total compensation of our CEO, we used the amount reported in the 2021 “Total” column of the Summary Compensation Table included in this proxy statement.

PROPOSAL 2
ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on an advisory basis, on the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures. We sometimes refer to the shareholder vote on executive compensation as a "say-on-pay" vote.
The Board believes that the Company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by:
•    rewarding excellence in leadership and sustained financial performance; and
•    aligning our executives” interests with those of our shareholders to create long-term value.
Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.
The Board of Directors recommends a vote “FOR” Proposal 2.
PROPOSAL 3
RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.
Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2022 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.
Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The Board of Directors recommends a vote “FOR” Proposal 3.

OTHER MATTERS
Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.
SHAREHOLDER PROPOSALS
If a Lakeland shareholder intends to present a proposal for inclusion in the proxy statement for Lakeland’s 2023 Annual Meeting of Shareholders under SEC Rule 14a-8, the proposal must be received by Lakeland at its principal executive offices not later than December 8, 2022 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and not earlier than January 17, 2023 or later than February 16, 2023 in order for the proposal to be considered at Lakeland’s 2023 Annual Meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. Additionally, in accordance with SEC Rule 14a-19, a shareholder intending to engage in a director election contest at the 2023 Annual Meeting of Shareholders must give Lakeland notice of their intent to solicit proxies by providing the names of its nominees and certain other information by March 20, 2023.
For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”
A copy of Lakeland Bancorp, Inc.’s Annual Report for the year ended December 31, 2021, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.
A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission, is available (excluding exhibits) on our Company’s website https://investorrelations.lakelandbank.com/documents or, without charge, upon written request made to investorrelations@lakelandbank.com.

Lakeland Bancorp, Inc.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/LBAI
Scan code below for mobile voting.

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 16, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

FPO

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

01 Lawrence R. Inserra, Jr.
02 Robert F. Mangano
03 Robert E. McCracken
04 Thomas J. Shara

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

☐ For ☐ Against ☐ Abstain

☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LAKELAND BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 17, 2022
8:00 a.m. (ET)

To register for the virtual meeting along with voting your shares, please follow the instructions below:

- Visit **register.proxypush.com/LBAI** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Lakeland Bancorp, Inc.

proxy

The undersigned hereby appoints Timothy J. Matteson, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company on Tuesday, May 17, 2022, at 8:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

See reverse for voting instructions.

Lakeland Bancorp, Inc.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/LBAI
Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 12, 2022.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 12, 2022.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 12, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

FPO

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors for the terms described in the proxy statement:
   01 Lawrence R. Inserra, Jr.
   02 Robert F. Mangano
   03 Robert E. McCracken
   04 Thomas J. Shara

   ☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LAKELAND BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 17, 2022
8:00 a.m. (ET)

To register for the virtual meeting along with voting your shares, please follow the instructions below:

- Visit **register.proxypush.com/LBAI** on your smartphone, tablet or computer.
- As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.
- After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Lakeland Bancorp, Inc.

401(k) proxy

The undersigned hereby appoints Timothy J. Matteson, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company on Tuesday, May 17, 2022, at 8:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

See reverse for voting instructions.